Exhibit 99.1

Burlington Stores, Inc. Reports Fourth Quarter and Full Year 2024 Earnings

o
Q4 comparable store sales growth of 6%, versus guidance of 0% to 2%
o
Q4 net income was $261 million, and diluted EPS was $4.02
o
FY24 total sales growth of 11% and comparable store sales growth of 4%
o
FY24 net income was $504 million, and diluted EPS was $7.80
o
Excluding expenses associated with bankruptcy acquired leases:
•
Q4 Adjusted EBIT margin increased 10 basis points
•
Q4 Adjusted EPS increased 12% to $4.13, versus guidance of $3.55 to $3.75
•
FY24 Adjusted EBIT margin of 7.2%, an increase of 100 basis points versus FY23
•
FY24 Adjusted EPS of $8.35, an increase of 34% versus FY23

BURLINGTON, New Jersey; March 6, 2025 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the 13 weeks and 52 weeks ended February 1, 2025. The prior year’s period included the 14 weeks and 53 weeks ended February 3, 2024. For purposes of comparison, all metrics in the bullets above and certain metrics below are compared to the 13 weeks and 52 weeks ended January 27, 2024.

Michael O’Sullivan, CEO, stated, “We are pleased with our strong performance in the fourth quarter. Comparable store sales increased 6%. This growth was driven by deliberate strategies that were well executed by our merchants, supply chain and stores teams. The fourth quarter demonstrated the merits of Burlington 2.0 and the strength of our off-price business model.”

Mr. O’Sullivan continued, “We also saw very strong earnings growth during the fourth quarter. Adjusted EBIT Margin was 60 basis points above the high end of our guidance, while Adjusted EPS increased 12% versus the fourth quarter last year. This performance was driven by ahead of plan sales, an increase in gross margin, and better than expected progress in our supply chain initiatives.”

Mr. O’Sullivan went on, “Taking 2024 as a whole, total sales increased 11%, comparable store sales increased 4%, and Adjusted EBIT Margin increased 100 basis points. We opened 101 net new stores in 2024 and relocated 31 of our older oversized locations. We are very pleased with all these metrics. They represent significant progress towards our longer-term financial goals.”

Mr. O’Sullivan concluded, “The outlook for 2025 is very uncertain and we will plan and manage our business accordingly. That said, this is the kind of environment where the off-price model is at its best. We will manage our business cautiously and flexibly and be ready to react to whatever happens externally. This approach served us well in 2024 and we hope for the same in 2025.”

Fiscal 2024 Fourth Quarter Operating Results

•
Total sales increased 5% compared to the 14-week period last year to $3,272 million. On a 13-week basis, total sales increased 10%, while comparable store sales increased 6%.
•
Gross margin was $1,404 million in the fourth quarter vs. $1,333 million for the 14-week period last year. On a 13-week basis, gross margin expanded by 30 basis points to 42.9%, freight improved by 20 basis points, and merchandise margin increased by 10 basis points.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $217 million vs. $210 million in last year’s 14-week period. Product sourcing costs were flat as a percentage of net sales compared to the 13-week period last year. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was $965 million in the fourth quarter vs. $931 million for the 14-week period last year. Adjusted SG&A was 22.8% as a percentage of net sales vs. 22.7% for the 13-week period last year.
•
The effective tax rate was 25.0% vs. 27.5% in last year’s 14-week period. The Adjusted Effective Tax Rate was 24.9% vs. 25.7% in the 13-week period last year.
•
Net income was $261 million, or $4.02 per share vs. $227 million, or $3.53 per share for the 14-week period last year. Adjusted Net Income was $267 million, or $4.13 per share, vs. $238 million, or $3.69 per share for the 13-week period last year, excluding $4 million of expenses in each period, net of tax, associated with bankruptcy acquired leases.
•
Diluted weighted average shares outstanding amounted to 64.8 million during the quarter compared with 64.4 million during the fourth quarter of Fiscal 2023.
•
Adjusted EBITDA was $456 million vs. $412 million in the 13-week period last year, excluding $5 million and $6 million, respectively, of expenses associated with bankruptcy acquired leases, an increase of 10 basis points as a percentage of sales. Adjusted EBIT was $364 million vs. $330 million in the 13-week period last year, excluding $5 million and $6 million of expenses, respectively, associated with bankruptcy acquired leases, an increase of 10 basis points as a percentage of sales.

Full Year Fiscal 2024 Results

•
Total sales increased 9% compared to the 53-week period last year. Net income increased 48% to $504 million, or $7.80 per share vs. $5.23 in the 53-week period last year.

•
On a 52-week basis, total sales increased 11% compared to the same period last year. Excluding approximately $16 million and $18 million, respectively, of expenses associated with bankruptcy acquired leases, Adjusted EBIT increased 28%, or $165 million, to $761 million, Adjusted Net Income increased 33%, or $135 million, to $540 million, and Adjusted EPS was $8.35 vs. $6.24, an increase of 34%.

Inventory

•
Merchandise inventories were $1,251 million vs. $1,088 million at Fiscal 2023 year-end, a 15% increase, while comparable store inventories decreased 3% compared to the end of Fiscal 2023. Reserve inventory was 46% of total inventory at the end of Fiscal 2024 compared to 39% at the end Fiscal 2023. Reserve inventory is largely composed of merchandise that is purchased opportunistically and that will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the fourth quarter of Fiscal 2024 with $1,822 million in liquidity, comprised of $995 million in unrestricted cash and $827 million in availability on its ABL facility.
•
The Company ended the fourth quarter with $1,711 million in outstanding total debt, including $1,239 million on its Term Loan facility, $453 million in Convertible Notes, and no borrowings on its ABL facility.

Common Stock Repurchases

•
During the fourth quarter of Fiscal 2024, the Company repurchased 218,443 shares of its common stock under its share repurchase program for $61 million. As of the end of the fourth quarter of Fiscal 2024, the Company had $263 million remaining on its current share repurchase program authorization.

Outlook

For Fiscal Year 2025 (the 52-weeks ending January 31, 2026), the Company expects:

•
Total sales to increase in the range of 6% to 8% on top of the 11% increase for the 52-weeks ended February 1, 2025; this assumes comparable store sales will increase in the range of 0% to 2%, on top of the 4% increase for the 52-weeks ended February 1, 2025;
•
Capital expenditures, net of landlord allowances, to be approximately $950 million;
•
To open approximately 100 net new stores;
•
Depreciation and amortization to be approximately $385 million;

•
Adjusted EBIT margin to increase in the range of 0 to 30 basis points versus the 52 weeks ended February 1, 2025; excludes $13 million of anticipated expenses associated with bankruptcy acquired leases in Fiscal 2025 vs. $16 million in Fiscal 2024;
•
Net interest expense to be approximately $57 million;
•
An Adjusted Effective Tax Rate of approximately 25%; and
•
Adjusted EPS in the range of $8.70 to $9.30, as compared to $8.35 of Adjusted EPS last year; excludes $10 million, net of tax, of anticipated expenses associated with bankruptcy acquired leases in Fiscal 2025 vs. $12 million in Fiscal 2024. This assumes a fully diluted share count of approximately 65 million shares.

For the first quarter of Fiscal 2025 (the 13-weeks ending May 3, 2025), the Company expects:

•
Total sales to increase in the range of 5% to 7%; this assumes comparable store sales will be flattish versus the first quarter of Fiscal 2024;
•
Adjusted EBIT margin to decrease 50 to 90 basis points versus the first quarter of Fiscal 2024; excludes approximately $6 million of anticipated expenses associated with bankruptcy acquired leases vs. the same amount in the first quarter of Fiscal 2024;
•
An effective tax rate of approximately 23%; and
•
Adjusted EPS in the range of $1.30 to $1.45, as compared to $1.42 in Adjusted EPS last year; excludes $4 million, net of tax, related to bankruptcy acquired leases anticipated in the first quarter of Fiscal 2025 vs. the same amount in the first quarter of Fiscal 2024.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Adjusted EBIT Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Fourth Quarter 2024 Conference Call

The Company will hold a conference call on March 6, 2025, at 8:30 a.m. ET to discuss the Company’s fourth quarter and full year Fiscal 2024 results. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode: 9802504) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on March 6, 2025 beginning at 11:30 a.m. ET through March 13, 2025 at 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 9802504.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2024 net sales of $10.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 1,108 stores as of the end of the fourth quarter of Fiscal 2024, in 46 states, Washington D.C. and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about the external environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; competitive factors, including the scale and potential consolidation of some of our competitors, rise of e-commerce spending, pricing and promotional activities of major competitors, and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; our ability to meet evolving regulatory requirements and stakeholder expectations regarding environmental, social or governance matters; extreme and/or unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; effects of public health crises, epidemics or pandemics; our ability to sustain our growth plans or successfully implement our long-range strategic plans; our ability to execute our opportunistic buying and inventory management process; our ability to optimize our existing stores or maintain favorable lease terms; the availability, selection and purchasing of attractive brand name merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in sufficient numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; disruption in our distribution network; our ability to protect our information systems against service interruption, misappropriation of data, breaches of security, or other cyber-related attacks; risks related to the methods of payment we accept; the success of our advertising and marketing programs in generating sufficient levels of customer traffic and awareness; damage to our corporate reputation or brand; impact of potential loss of executives or other key personnel; our ability to comply with existing and changing laws, rules, regulations and local codes; lack of or insufficient insurance coverage; issues with merchandise safety and shrinkage; our ability to comply with increasingly rigorous privacy and data security regulations; impact of legal and regulatory proceedings relating to us; use of social media by us or by third parties at our direction in violation of applicable laws and regulations; our ability to generate sufficient cash to fund our operations and service our debt obligations; our ability to comply with covenants in our debt agreements; the consequences of the possible conversion of our convertible notes; our reliance on dividends, distributions and other payments, advance and transfers of funds from our subsidiaries to meet our obligations; the volatility of our stock price; the impact of the anti-takeover provisions in our governing documents; impact of potential shareholder activism; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
		(14 Weeks)		(53 Weeks)
REVENUES:
Net sales	$3,272,058	$3,121,061	$10,616,743	$9,708,973
Other revenue	4,998	5,297	18,080	18,494
Total revenue	3,277,056	3,126,358	10,634,823	9,727,467
COSTS AND EXPENSES:
Cost of sales	1,868,283	1,788,399	6,025,272	5,584,060
Selling, general and administrative expenses	964,668	930,579	3,546,967	3,288,315
Costs related to debt amendments	—	—	4,553	97
Depreciation and amortization	91,481	87,315	347,575	307,064
Impairment charges - long-lived assets	1,667	—	12,921	6,367
Other income - net	(15,034)	(13,333)	(48,213)	(40,882)
Loss on extinguishment of debt	—	—	1,412	38,274
Interest expense	18,522	19,829	69,522	78,399
Total costs and expenses	2,929,587	2,812,789	9,960,009	9,261,694
Income before income tax expense	347,469	313,569	674,814	465,773
Income tax expense	86,702	86,111	171,175	126,124
Net income	$260,767	$227,458	$503,639	$339,649

Diluted net income per common share	$4.02	$3.53	$7.80	$5.23

Weighted average common shares - diluted	64,814	64,425	64,595	64,917

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	February 1,	February 3,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$994,698	$925,359
Accounts receivable—net	88,079	74,361
Merchandise inventories	1,250,775	1,087,841
Assets held for disposal	32,193	23,299
Prepaid and other current assets	263,058	216,164
Total current assets	2,628,803	2,327,024
Property and equipment—net	2,369,720	1,880,325
Operating lease assets	3,386,852	3,132,768
Goodwill and intangible assets—net	285,064	285,064
Deferred tax assets	2,248	2,436
Other assets	97,726	79,223
Total assets	$8,770,413	$7,706,840

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,038,148	$956,350
Current operating lease liabilities	406,891	411,395
Other current liabilities	656,581	647,338
Current maturities of long term debt	170,891	13,703
Total current liabilities	2,272,511	2,028,786
Long term debt	1,539,918	1,394,942
Long term operating lease liabilities	3,253,825	2,984,794
Other liabilities	74,402	73,793
Deferred tax liabilities	259,261	227,593
Stockholders' equity	1,370,496	996,932
Total liabilities and stockholders' equity	$8,770,413	$7,706,840

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	February 1,	February 3,
	2025	2024
		(53 Weeks)
OPERATING ACTIVITIES
Net income	$503,639	$339,649
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	347,575	307,064
Deferred income taxes	28,637	20,663
Loss on extinguishment of debt	1,412	38,274
Non-cash stock compensation expense	87,572	83,948
Non-cash lease expense	(9,856)	(7,724)
Cash received from landlord allowances	28,872	14,585
Changes in assets and liabilities:
Accounts receivable	(14,253)	(4,464)
Merchandise inventories	(162,934)	94,141
Accounts payable	86,505	(21,953)
Other current assets and liabilities	(36,526)	(3,699)
Long term assets and liabilities	1,136	3,651
Other operating activities	1,597	4,600
Net cash provided by operating activities	863,376	868,735
INVESTING ACTIVITIES
Cash paid for property and equipment	(880,384)	(492,644)
Lease acquisition costs	(11,599)	(24,640)
Net proceeds from sale of property and equipment and assets held for sale	9,729	13,539
Net cash used in investing activities	(882,254)	(503,745)
FINANCING ACTIVITIES
Proceeds from long term debt—Term Loan Facility	605,843	—
Principal payments on long term debt—Term Loan Facility	(302,597)	(9,614)
Proceeds from long term debt— 2027 Convertible Note	—	297,069
Principal payment on long term debt—2025 Convertible Notes	—	(386,519)
Purchase of treasury shares	(256,293)	(243,188)
Other financing activities	41,264	23,416
Net cash provided by (used in) financing activities	88,217	(318,836)
Increase in cash and cash equivalents	69,339	46,154
Cash and cash equivalents at beginning of period	925,359	879,205
Cash and cash equivalents at end of period	$994,698	$925,359

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted EBIT Margin, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) loss on extinguishment of debt; (iii) costs related to debt amendments; (iv) impairment charges; (v) amounts related to certain litigation matters; and (vi) other unusual or non-recurring expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) depreciation and amortization; (vii) net favorable lease costs; (viii) impairment charges; (ix) amounts related to certain litigation matters; and (x) other unusual or non-recurring expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Income) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) impairment charges; (vii) net favorable lease costs; (viii) amounts related to certain litigation matters; and (ix) other unusual or non-recurring expenses, losses, charges or gains.

Adjusted EBIT Margin (or Adjusted Operating Margin) is defined as Adjusted EBIT divided by net sales.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT (or Adjusted Operating Income), Adjusted EBIT Margin (or Adjusted Operating Margin), Adjusted SG&A and Adjusted Effective Tax Rate because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
		(14 Weeks)		(53 Weeks)

Reconciliation of net income to Adjusted Net Income:
Net income	$260,767	$227,458	$503,639	$339,649
Net favorable lease costs (a)	2,230	3,434	11,189	15,263
Loss on extinguishment of debt (b)	—	—	1,412	38,274
Costs related to debt amendments (c)	—	—	4,553	97
Impairment charges - long-lived assets	1,667	—	12,921	6,367
Litigation matters (d)	—	—	2,525	1,500
Tax effect (e)	(921)	4,790	(8,298)	(7,770)
Adjusted Net Income	$263,743	$235,682	$527,941	$393,380
Diluted weighted average shares outstanding (f)	64,814	64,425	64,595	64,917
Adjusted Earnings per Share	$4.07	$3.66	$8.17	$6.06

The following table shows the Company’s reconciliation of net income to Adjusted EBIT and Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
		(14 Weeks)		(53 Weeks)

Reconciliation of net income to Adjusted EBIT and Adjusted EBITDA:
Net income	$260,767	$227,458	$503,639	$339,649
Interest expense	18,522	19,829	69,522	78,399
Interest income	(10,367)	(9,733)	(31,519)	(24,633)
Net favorable lease costs (a)	2,230	3,434	11,189	15,263
Loss on extinguishment of debt (b)	—	—	1,412	38,274
Costs related to debt amendments (c)	—	—	4,553	97
Impairment charges - long-lived assets	1,667	—	12,921	6,367
Litigation matters (d)	—	—	2,525	1,500
Income tax expense	86,702	86,111	171,175	126,124
Adjusted EBIT	359,521	327,099	745,417	581,040
Depreciation and amortization	91,481	87,315	347,575	307,064
Adjusted EBITDA	$451,002	$414,414	$1,092,992	$888,104

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
		(14 Weeks)		(53 Weeks)
Reconciliation of SG&A to Adjusted SG&A:
SG&A	$964,668	$930,579	$3,546,967	$3,288,315
Net favorable lease costs (a)	(2,230)	(3,434)	(11,189)	(15,263)
Product sourcing costs	(216,801)	(210,251)	(800,324)	(780,286)
Litigation matters (d)	—	—	(2,525)	(1,500)
Adjusted SG&A	$745,637	$716,894	$2,732,929	$2,491,266

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
		(14 Weeks)		(53 Weeks)

Effective tax rate on a GAAP basis	25.0%	27.5%	25.4%	27.1%
Adjustments to arrive at Adjusted Effective Tax Rate (g)	(0.1)	(1.8)	-	(1.7)
Adjusted Effective Tax Rate	24.9%	25.7%	25.4%	25.4%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

(unaudited)
(in thousands, except per share data)
Three Months Ended
May 4, 2024
Reconciliation of net income to Adjusted Net Income:
Net income	$78,514
Net favorable lease costs (a)	2,970
Impairment charges	8,210
Tax effect (e)	(2,881)
Adjusted Net Income	$86,813
Diluted weighted average shares outstanding (f)	64,267
Adjusted Earnings per Share	$1.35

(a) Net favorable lease costs represent the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the Merger Transaction. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Consolidated Statements of Income.

(b) Fiscal 2024 amount relates to the partial write-off of the original issue discount and deferred debt costs related to the September 2024 extension and upsize of the Term Loan Facility. Fiscal 2023 amount relates to the partial repurchases of the 2025 Convertible Notes and the exchange of a portion of the 2025 Convertible Notes.

(c) Fiscal 2024 amount relates to the September 2024 extension and upsizing of the Term Loan Facility in the third quarter of Fiscal 2024. Fiscal 2023 amount relates to the Term Loan Facility amendment in the second quarter of Fiscal 2023 changing from the Adjusted LIBOR Rate to the Adjusted Term SOFR Rate.

(d) Represents amounts charged for certain litigation matters.

(e) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (d).

(f) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(g) Adjustments for items excluded from Adjusted Net Income. These items have been described in the table above reconciling GAAP net income to Adjusted Net Income.